STEWART R. HOREJSI
                               200 South Santa Fe
                                Salina, KS 67401


                                  July 25, 2002


To the Board of Directors of First Financial Fund:

       As you should be aware by now, the Federal Court in Maryland ordered the Fund to turn over to Shareholders for Tomorrow ("SFT") the "NOBO" list and certain other shareholder materials that the Fund acquired in connection with the upcoming annual shareholders meeting.

       As owners of the Fund, SFT is very disappointed with the conduct of the First Financial board in forcing us to bring this lawsuit. Every court in every state that considered this issue ruled in favor of the shareholder and required delivery of the NOBO list. There was, quite simply, no reasonable basis upon which the Fund could justify refusing to deliver the list. The Fund's lawyers either knew or should have known this far in advance. However, instead of acting in a manner consistent with fundamental fairness, the Fund's Board forced both sides to spend money on an unnecessary lawsuit, reminiscent of a scorched Earth defense.

       I am sending to each of you for your review, with the hard-copy of this letter, copies of the briefs filed by both sides in the case. I urge you to read them. The brief filed by the Fund was without substance and completely unconvincing. The court certainly thought this was the case and summarily issued a decision in favor of SFT. This suggests one of two things:
First, that your counsel is acting unilaterally, without the advice and consent of the Board and in a manner that is certainly not in the best interest of the owners. Or second, and more worrisome, that the Board fully understands the legal issues and has endorsed the actions of its counsel and the Fund's legal posturing. Nevertheless, I hope you will take the time to read the briefs. Then, I think you will understand the concern of the Fund's owners over the Board's conduct in this case.

       As Board members you have a fiduciary obligation to understand the nature of the legal issues involved, and your conduct in forcing this lawsuit makes me question whether, before you authorized action by your counsel, you exercised due care in discharging your duties to the Fund's shareholders and whether you properly analyzed the underlying legal issues and the question of whether it was appropriate to rely on the advice of the Fund's counsel.

       I also want to raise a separate issue. We believe that the Fund's bylaw, which requires a 50% vote (rather than a plurality vote) to elect directors, is fundamentally unfair and hereby request that the Board amend the bylaws to eliminate it. This is no more than a provision that entrenches incumbent directors and tilts the playing field solely in favor of the incumbents. It is an attempt to deny shareholders the ability to exercise their rights to corporate democracy. We believe the current bylaw provision is an inappropriate interpretation of what is permissible under Maryland law, that it is flatly inconsistent with the legislative history and could result in the bizarre outcome where a nominee who receives a clear and decisive majority of voting shares effectively loses the election. In sum, there can be no justification for this provision, just as there was no justification for the Board's effort to deny SFT the use of the NOBO list. We request that the Board immediately remove the provision from the bylaws in order to avoid the risk of additional and unnecessary litigation. Please provide a written response as to your intentions regarding this request no later than Friday, August 2, 2002.

                                       Sincerely,

                                       /s/ Stewart R. Horesji

                                       Stewart R. Horejsi